Exhibit 99.1

FOR IMMEDIATE RELEASE

General Nutrition Centers, Inc. Reports

Fourth Quarter and Fiscal Year 2010 Results

PITTSBURGH, February 25, 2011 /PRNewswire/ — General Nutrition Centers, Inc. (“GNC” or the “Company”), a leading global specialty retailer of nutritional products, today reported its financial results for the year and quarter ended December 31, 2010.

For the fourth quarter of 2010, the Company reported net income of $19.8 million, a $7.1 million, or 56.3%, increase over net income of $12.7 million for the fourth quarter of 2009.  Net income as a percentage of revenue was 4.6% in the fourth quarter of 2010, as compared to 3.1% in the fourth quarter of 2009.

For the fourth quarter of 2010, the Company reported consolidated revenue of $435.7 million, an increase of 7.9% over the consolidated revenue of $403.9 million for the fourth quarter of 2009.  Revenue increased in each of the Company’s segments: retail by 6.4%, franchise by 12.8%, and manufacturing/wholesale by 10.7%.  Same store sales improved 5.8% in domestic company-owned stores (including e-commerce sales), representing the 22nd consecutive quarter of positive same store sales.

Earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation expense, and strategic alternative costs (“Adjusted EBITDA”) for the fourth quarter of 2010 was $58.4 million, a $7.8 million, or 15.3%, increase over the Adjusted EBITDA of $50.6 million for the fourth quarter of 2009.  Adjusted EBITDA was 13.4% as a percentage of revenue in the fourth quarter of 2010, compared to 12.5% in the fourth quarter of 2009.

The Company recognized $4.9 million of income tax expense during the fourth quarter of 2010.  This represented 19.8% of pre-tax income and was affected by non-recurring income tax benefits related principally to an adjustment to the Company’s valuation allowance.

For the fourth quarter of 2010, the Company generated net cash from operations of $44.2 million, incurred capital expenditures of approximately $11.6 million, and paid approximately $0.4 million in principal on outstanding debt.  At December 31, 2010, the Company’s cash balance was $150.6 million.

In the fourth quarter of 2010, the Company opened 46 net new domestic company-owned stores, six net new domestic franchise locations, 36 net new international franchise locations and 20 net new franchise store-within-a-store Rite Aid locations.

Joe Fortunato, Chief Executive Officer, said, “Our fourth quarter concluded another strong year for GNC.  Our leadership in health and wellness, particularly in our core vitamin and sports categories, continues to position us to drive retail segment revenue and profit growth, provides opportunities for unique partnerships like Pepsi and PetSmart, and establishes a platform for long term expansion, both domestically and internationally.”

For the year ended December 31, 2010, the Company reported net income of $98.2 million, a $28.6 million, or 41.0%, increase over net income of $69.6 million for the year ended December 31, 2009.  Net income as a percentage of revenue was 5.4% for the year ended December 31, 2010, compared to 4.1% for the year ended December 31, 2009.

For the year ended December 31, 2010, the Company reported consolidated revenue of $1,822.4 million, an increase of $115.4 million, or 6.8%, over the consolidated revenue of $1,707.0 million for the year ended December 31, 2009.  Revenue increased in the Company’s retail and franchise segments by 7.0% and 11.2%, respectively, and declined in the manufacturing/wholesale segment by 1.2%.  For the year ended December 31, 2010, same store sales improved 5.6% in domestic company-owned stores (including e-commerce sales).

Adjusted EBITDA was $268.2 million for the year ended December 31, 2010, a $37.5 million, or 16.3%, increase over the Adjusted EBITDA of $230.7 million for the year ended December 31, 2009.  Adjusted EBITDA improved to 14.7% as a percentage of revenue for the year ended December 31, 2010, compared to 13.5% for the year ended December 31, 2009.

For the year ended December 31, 2010, the Company generated net cash from operations of $141.7 million, incurred capital expenditures of $32.5 million and paid approximately $1.7 million in principal on outstanding debt.

For the year ended December 31, 2010, the Company opened 83 net new domestic Company-owned stores, two net new Company-owned stores in Canada, 130 net new international franchise locations and 134 net new franchise store-within-a-store Rite Aid locations, and closed six net domestic franchise locations.

General Nutrition Centers, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplements products, sports nutrition products and diet products. General Nutrition Centers, Inc. is an indirect wholly owned subsidiary of GNC Parent LLC, which was acquired by affiliates of Ares Management LLC and Ontario Teachers’ Pension Plan Board through a merger on March 16, 2007.

As of December 31, 2010, GNC has more than 7,200 locations, of which more than 5,600 retail locations are in the United States (including 903 franchise and 2,003 Rite Aid franchise store-within-a-store locations) and franchise operations in 46 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — also offers products and product information online at GNC.com.  GNC has scheduled a conference call and webcast to report its fourth quarter 2010 financial results on Friday, February 25, 2011 at 11:00 am EST.  To listen to this call, dial 1-866-468-1032 inside the U.S. and 1-706-679-4448 outside the U.S.  The conference identification number for all participants is 45800271.  A webcast of the call will also be available through the “About GNC” link on www.gnc.com through March 25, 2011.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  GNC undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to our quarterly and annual filings with the Securities and Exchange Commission.

Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission’s Regulation G. Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance. This press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

	Three months ended		Year ended
			(audited)
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Revenue	$435,727	$403,896	$1,822,396	$1,707,007

Cost of sales, including costs of warehousing, distribution and occupancy	285,998	267,196	1,180,033	1,116,437
Gross profit	149,729	136,700	642,363	590,570

Compensation and related benefits	69,013	66,725	273,579	263,046
Advertising and promotion	11,173	9,857	51,392	50,034
Other selling, general and administrative	25,250	22,448	99,623	96,454
Strategic alternative costs	3,480	—	3,480	—
Foreign currency (gain) loss	(147)	(128)	(296)	(155)
Operating income	40,960	37,798	214,585	181,191

Interest expense, net	16,243	16,937	65,529	69,953

Income before income taxes	24,717	20,861	149,056	111,238

Income tax expense	4,889	8,179	50,883	41,619

Net income	$19,828	$12,682	$98,173	$69,619

	Three months ended		Year ended
			(audited)
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Net income	$19,828	$12,682	$98,173	$69,619
Interest expense, net	16,243	16,937	65,529	69,953
Income tax expense	4,889	8,179	50,883	41,619
Depreciation and amortization	13,140	12,031	46,993	46,665
Non-cash stock-based compensation expense	793	793	3,169	2,855
Strategic alternative costs	3,480	—	3,480	—
Adjusted EBITDA	$58,373	$50,622	$268,227	$230,711

We define Adjusted EBITDA as net income before interest expense (net), income tax expense, depreciation, amortization, non-cash stock-based compensation expense, and strategic alternative costs. Management uses Adjusted EBITDA as a tool to measure operating performance of the business. We use Adjusted EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2010	2009
	(audited)
Current assets:
Cash and cash equivalents	$150,641	$75,089
Receivables, net	104,633	94,355
Inventories, net	381,787	370,492
Prepaids and other current assets	39,625	42,219
Total current assets	676,686	582,155

Long-term assets:
Goodwill, brands and other intangibles, net	1,492,465	1,499,123
Property, plant and equipment, net	193,428	199,581
Other long-term assets	19,896	22,743
Total long-term assets	1,705,789	1,721,447

Total assets	$2,382,475	$2,303,602

Current liabilities:
Accounts payable	$98,295	$95,904
Other current liabilities	135,393	103,683
Total current liabilities	233,688	199,587

Long-term liabilities:
Long-term debt	1,030,429	1,058,085
Other long-term liabilities	321,965	328,414
Total long-term liabilities	1,352,394	1,386,499

Total liabilities	1,586,082	1,586,086

Total stockholder’s equity	796,393	717,516

Total liabilities and stockholder’s equity	$2,382,475	$2,303,602

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year ended
	December 31,	December 31,
	2010	2009
	(audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$98,173	$69,619

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	46,993	46,665
Amortization of deferred financing costs	4,694	4,478
Non-cash stock-based compensation	3,169	2,855
Other	7,307	30,042
Changes in:
Receivables	(10,145)	(3,488)
Inventory	(26,161)	(15,661)
Accounts payable	2,338	(28,119)
Other working capital	15,347	7,566
Net cash provided by operating activities	141,715	113,957

Capital expenditures.	(32,522)	(28,682)
Merger of the Company	(3,096)	(11,268)
Other	(455)	(2,224)
Net cash used in investing activities	(36,073)	(42,174)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payment	(28,384)	(13,600)
Payments on long-term debt	(1,721)	(25,327)
Other	—	(323)
Net cash used in financing activities	(30,105)	(39,250)

Effect of exchange rate on cash	15	249
Net increase in cash	75,552	32,782
Beginning balance, cash	75,089	42,307
Ending balance, cash	$150,641	$75,089

Segment Financial Data and Store Counts

Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2010	2009	2010	2009
			(audited)
Revenue	$312,459	$293,728	$1,344,358	$1,256,314
Comp Store Sales - Domestic	5.8%	1.2%	5.6%	2.8%
Operating income	$34,625	$29,865	$181,873	$153,142

Franchise Segment —Franchise-operated domestic and international locations

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2010	2009	2010	2009
			(audited)
Revenue	$71,152	$63,104	$293,777	$264,168
Operating income	$23,658	$19,557	$95,318	$80,800

Wholesale/Manufacturing Segment- Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart and www.drugstore.com

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2010	2009	2010	2009
			(audited)
Revenue	$52,116	$47,064	$184,261	$186,525
Operating income	$18,281	$19,378	$69,421	$73,450

Consolidated unallocated costs (a)

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2010	2009	2010	2009
			(audited)
Warehousing and distribution costs	$(13,533)	$(13,099)	$(54,983)	$(53,557)
Corporate costs	$(22,071)	$(17,903)	$(77,044)	$(72,644)

(a)          Part of consolidated operating income.

Consolidated Store Count Activity

	Year ended December 31, 2010
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,832	909	1,307	1,869	6,917
Store openings (1)	125	42	232	150	549
Store closings	(40)	(48)	(102)	(16)	(206)
End of period balance	2,917	903	1,437	2,003	7,260

	Year ended December 31, 2009
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,774	954	1,190	1,712	6,630
Store openings (1)	98	31	187	177	493
Store closings	(40)	(76)	(70)	(20)	(206)
End of period balance	2,832	909	1,307	1,869	6,917

(1) openings include new stores and corporate/franchise conversion activity

(2) including Canada

Contacts:

Investors:	Michael M. Nuzzo, Executive Vice President and CFO
(412) 288-2029

SOURCE:	General Nutrition Centers, Inc.
Web site:	http://www.gnc.com/